Exhibit 99.1

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Ready Mix, Inc. Reports First Quarter Results
     LAS VEGAS, NEVADA, May 14, 2009 . . . READY MIX, INC. (RMI) (NYSE Amex:RMX) today announced financial results for the first quarter of 2009.
First Quarter Results
     For the three months ended March 31, 2009, revenue decreased 44.9% to $8.7 million, compared to revenue of $15.8 million for the first quarter of 2008. Cubic yards of concrete sold decreased 40.4% for the first quarter of 2009 compared to the same period of 2008, while average unit sales price decreased 13.7%.
     Gross loss for the first quarter of 2009 was $1.5 million. This compares to gross loss of $0.003 million for the first quarter of 2008.
     Non-cash depreciation and amortization expense was $1.2 million for the first quarter of 2009 and 2008.
     The net loss for the first quarter of 2009 was $1.5 million, or $0.40 per basic and diluted share. This compares to a net loss for the first quarter of 2008 of $0.65 million, or $0.17 per basic and diluted share.
     “The historic downturn in residential construction in metropolitan Las Vegas, Nevada and Phoenix, Arizona continued unabated in this year’s first quarter, and non-residential construction also has weakened considerably in the past few months. Given these difficult circumstances, we remain focused on providing the first-class service and support our customers have come to expect from RMI, while maintaining strict control over costs and husbanding our financial resources. Despite today’s tough operating environment, we are confident that RMI will be ready to take advantage of opportunities for renewed growth that emerge in the future,” said Chief Executive Officer Bradley Larson.
Balance Sheet Highlights
     At March 31, 2009, Ready Mix, Inc. reported working capital of approximately $8.7 million, including cash and cash equivalents of $3.5 million, a current ratio of approximately 2.3, and total stockholders’ equity of $25.0 million, or $6.56 per outstanding share. At December 31, 2008, Ready Mix, Inc. reported working capital of approximately $9.6 million, including cash and cash equivalents of $4.2 million, a current ratio of approximately 2.7, and total stockholders’ equity of $26.4 million, or $6.94 per outstanding share.
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4602 East Thomas Road   •   Phoenix, Arizona 85018   •   (602) 957-2722   •   Fax (602) 522-1911

Ready Mix, Inc. Reports First Quarter Results
May 14, 2009
Page Two
Conference Call
     Ready Mix, Inc. has scheduled a conference call today at 11:00 a.m. EDT. To participate in the call, dial (212) 231-2905 and ask for the Ready Mix conference call, reservation #21423476. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21423476 after 1:00 p.m. EDT.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates four ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. RMI also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008, and other subsequent filings by the Company with the Securities and Exchange Commission.
(tables attached)
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READY MIX, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended
	March 31,
	2009	2008
Revenue:
Revenue	$8,699,050	$15,690,411
Revenue — related parties	5,052	96,111

Total revenue	8,704,102	15,786,522

Cost of revenue	10,207,887	15,789,207

Gross loss	(1,503,785)	(2,685)

General and administrative expenses	942,377	1,031,850

Loss from operations	(2,446,162)	(1,034,535)

Other income (expense):
Interest income	5,956	71,338
Interest expense	(24,569)	(27,520)
Other income (expense)	91,045	(26,595)

	72,432	17,223

Loss before income taxes	(2,373,730)	(1,017,312)

Income tax benefit	854,518	366,232

Net loss	$(1,519,212)	$(651,080)

Basic net loss per common share	$(0.40)	$(0.17)

Diluted net loss per common share	$(0.40)	$(0.17)

Basic weighted average common shares outstanding	3,809,500	3,809,500

Diluted weighted average common shares outstanding	3,809,500	3,809,500

READY MIX, INC.
BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,532,267	$4,204,280
Accounts receivable, net	5,133,849	6,751,769
Inventory	1,723,926	1,411,761
Prepaid expenses	2,131,885	1,189,598
Income tax receivable	1,868,708	1,026,133
Deferred tax asset	708,880	696,892

Total current assets	15,099,515	15,280,433

Property and equipment, net	22,780,920	23,988,688
Refundable deposits	108,079	108,079

Total assets	$37,988,514	$39,377,200

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,157,756	$2,329,620
Accrued liabilities	2,109,204	966,058
Notes payable	2,109,167	2,204,706
Due to affiliate	70,758	177,825

Total current liabilities	6,446,885	5,678,209

Notes payable, less current portion	5,353,631	6,041,731
Deferred tax liability	1,216,100	1,216,100

Total liabilities	13,016,616	12,936,040

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,809,500 issued and outstanding	3,810	3,810
Additional paid-in capital	18,412,507	18,362,557
Retained earnings	6,555,581	8,074,793

Total stockholders’ equity	24,971,898	26,441,160

Total liabilities and stockholders’ equity	$37,988,514	$39,377,200